Exhibit 99.1

ORBITAL ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

—Company Reports Record Free Cash Flow in the Quarter—

—Orbital on Track to Conduct Weekly Space Missions or Product Deliveries in 2014—

 (Dulles, VA 17 April 2014) – Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the first quarter of 2014.  First quarter 2014 revenues were $323.3 million, compared to $334.8 million in the first quarter of 2013.  First quarter 2014 operating income was $23.0 million, or 7.1% operating margin, compared to $31.1 million, or 9.3% operating margin, in the first quarter of 2013.

Net income in the first quarter of 2014 was $13.8 million, or $0.23 diluted earnings per share, compared to net income of $19.6 million, or $0.33 diluted earnings per share, in the first quarter of 2013.  Orbital's free cash flow* in the first quarter of 2014 was positive $87.0 million, a new quarterly record for the company, compared to negative $34.2 million in the first quarter of 2013.  The company's cash balance as of March 31, 2014 increased to $350.8 million, up 76% compared to March 31, 2013.

Mr. David W. Thompson, Orbital's Chairman and Chief Executive Officer, said, "Orbital's free cash flow in the first quarter of 2014 set a new record for the company, reflecting achievement of important milestones in connection with the completion of our first operational cargo mission to the International Space Station under the company's Commercial Resupply Services (CRS) contract with NASA."  He continued, "Although first quarter revenues and operating income were lower than expected due to an anomaly on a recently launched communications satellite, the company remains on track with our financial guidance for 2014."

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* "Free cash flow" is a non-GAAP financial measure.  For additional details concerning this measure, please refer to the sections of this press release entitled "Cash Flow" and "Disclosure of Non-GAAP Financial Measure."

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Orbital Sciences Corporation s 45101 Warp Drive, Dulles, VA 20166 s 703-406-5000

Orbital Announces First Quarter 2014 Financial Results

Financial Highlights

	First Quarter
($ in millions, except per share data)	2014	2013
Revenues	$323.3	$334.8
Operating Income	23.0	31.1
Net Income	13.8	19.6
Diluted Earnings Per Share	$0.23	$0.33

Revenues decreased $11.5 million, or 3%, in the first quarter of 2014 compared to the first quarter of 2013.  Revenues declined $18.0 million in the satellites and space systems segment and $6.0 million in the advanced space programs segment, while revenues increased $2.9 million in the launch vehicles segment.  Intersegment revenue eliminations decreased $9.6 million.

Operating income decreased $8.1 million, or 26%, in the first quarter of 2014 compared to the first quarter of 2013.  Operating income decreased $7.6 million in the satellites and space systems segment, $0.3 million in the launch vehicles segment and $0.2 million in the advanced space programs segment.

Operating results in the first quarter of 2014 reflected the impact of an anomaly detected during in-orbit testing of the Amazonas 4A communications satellite that was launched in March 2014.  Although the investigation of the anomaly is currently in progress, the company believes that the satellite's capacity could be diminished.  Accordingly, in the first quarter of 2014, the company reduced revenues by approximately $13 million and operating income by $6.4 million to reflect the potential loss of performance incentives partially offset by related costs that are not expected to be incurred.  The company believes that the loss of incentives is covered by insurance and that insurance proceeds could be recognized as income as early as the second quarter of 2014.

Net income in the first quarter of 2014 was $13.8 million, or $0.23 diluted earnings per share, compared to $19.6 million, or $0.33 diluted earnings per share, in the first quarter of 2013.  The company's effective income tax rate was 37% in the first quarter of 2014 compared to 36% in the first quarter of 2013.

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Orbital Announces First Quarter 2014 Financial Results

Segment Results

Launch Vehicles

	First Quarter
($ in millions)	2014	2013	% Change
Revenues	$137.2	$134.3	2%
Operating Income	11.7	12.0	(3%)
Operating Margin	8.5%	8.9%

Launch vehicles segment revenues increased $2.9 million in the first quarter of 2014 compared to the first quarter of 2013 primarily due to increased activity on missile defense interceptors for the Ground-based Midcourse Defense (GMD) program and space launch vehicles, partially offset by decreased activity on target launch vehicles.

Segment operating income decreased $0.3 million in the first quarter of 2014 compared to the first quarter of 2013 primarily due to lower activity and operating income margins on certain target launch vehicle contracts, partially offset by increased activity on space launch vehicles and missile defense interceptors.  Segment operating margin decreased primarily due to lower operating margins on certain target launch vehicles.

Satellites and Space Systems

	First Quarter
($ in millions)	2014	2013	% Change
Revenues	$82.8	$100.8	(18%)
Operating Income	3.3	10.9	(70%)
Operating Margin	4.0%	10.8%

Satellites and space systems segment revenues decreased $18.0 million in the first quarter of 2014 compared to the first quarter of 2013 primarily due to lower communications satellite and science and remote sensing satellite revenues.  Communications satellite results in the first quarter of 2014 were lower than expected due to the potential loss of approximately $13 million of incentives as a result of the satellite anomaly discussed above.  Science and remote sensing satellite revenues declined mainly due to the completion of a satellite in 2013.

Segment operating income decreased $7.6 million in the first quarter of 2014 compared to the first quarter of 2013 mainly due to a $6.4 million reduction in operating income related to the communication satellite anomaly discussed above.  Operating margin decreased for the same reason.

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Orbital Announces First Quarter 2014 Financial Results

Advanced Space Programs

	First Quarter
($ in millions)	2014	2013	% Change
Revenues	$107.3	$113.3	(5%)
Operating Income	8.0	8.2	(2%)
Operating Margin	7.5%	7.2%

Advanced space programs segment revenues decreased $6.0 million in the first quarter of 2014 compared to the first quarter of 2013 primarily due to decreased activity on national security satellite contracts and the CRS contract, partially offset by activity on a new advanced programs contract awarded in 2013.

Segment operating income decreased $0.2 million in the first quarter of 2014 compared to the first quarter of 2013 principally due to the reduction in revenues and a favorable contract closeout adjustment recorded in the first quarter of 2013, partially offset by higher operating margins on certain national security contracts.  Segment operating margin increased mainly due to higher operating margins on certain national security contracts.

Cash Flow

First Quarter
($ in millions)	2014
Net cash provided by operating activities	$85.4
Capital expenditures	(8.4)
Proceeds from disposition of property	10.0
Free cash flow	87.0
Other, net	(2.0)
Net increase in cash	85.0
Beginning cash balance	265.8
Ending cash balance	$350.8

New Business Highlights

In the first quarter of 2014, Orbital recorded approximately $70 million in new firm and option contract bookings.  In addition, the company received approximately $425 million of option exercises under existing contracts.  As of March 31, 2014, the company's firm contract backlog was approximately $2.3 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.8 billion.

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Orbital Announces First Quarter 2014 Financial Results

Operational Highlights

In the first quarter of 2014, Orbital carried out four major space missions, launched a suborbital research rocket, and delivered six additional systems to customers for upcoming operations.  In January, Orbital successfully launched its third Antares space launch vehicle, which carried a company-built Cygnus cargo logistics spacecraft to the International Space Station.  Cygnus subsequently completed its mission in February after delivering approximately 2,780 lbs. (1,260 kg.) of cargo and science payloads to the orbiting laboratory.  Also in the first quarter, two Orbital-built commercial communications spacecraft were deployed into orbit.  In January, the Thaicom 6 satellite was launched for Thaicom Plc of Thailand and in March, the Amazonas 4A satellite was launched for HISPASAT S.A. of Spain.

For the remainder of 2014, Orbital plans to conduct numerous major operational events and make additional system deliveries to customers for future space missions or operational deployments, averaging about one mission or product delivery per week.  Major mission operations for the remainder of 2014 will be highlighted by two additional Antares rocket launches and Cygnus spacecraft deployments to the International Space Station, representing the second and third operational cargo supply flights for NASA under the eight-mission CRS contract.  The company is also scheduled to deploy several spacecraft for U.S. government customers, including NASA's Orbiting Carbon Observatory-2 and other satellites for the Department of Defense.  In addition, Orbital is on track to support a test flight of the Ground-based Midcourse Defense System with its long-range OBV interceptor rocket, as well as to launch over 25 short- and medium-range targets and research rockets before the end of the year.

2014 Financial Guidance

The company updated its financial guidance for full year 2014, increasing its outlook for free cash flow, as follows:

	Current	Previous
Revenues ($ in millions)	$1,450 - $1,500	$1,450 - $1,500
Operating Income Margin	7.25% - 7.75%	7.25% - 7.75%
Diluted Earnings per Share	$1.10 - $1.20	$1.10 - $1.20
Free Cash Flow ($ in millions)	$130 - $150	$120 - $140

Annual Stockholders Meeting

Orbital will hold its Annual Meeting of Stockholders, which will include a business update and outlook from Mr. Thompson, at its corporate headquarters on Tuesday, April 22, 2014, at 9:00 a.m. Eastern Time.  Stockholders and other interested parties may listen to a live audio webcast of the annual meeting by going to Orbital's investor webpage at www.orbital.com/Investor, clicking on the "Webcast" link for the Annual Meeting of Stockholders and following the instructions provided.

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Orbital Announces First Quarter 2014 Financial Results

Disclosure of Non-GAAP Financial Measure

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment, plus proceeds from disposition of property.  A reconciliation of free cash flow to net cash provided by (used in) operating activities is included above in the section entitled "Cash Flow."  Management believes that the company's presentation of free cash flow is useful because it provides investors with an important perspective on the company's liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

Social Media Disclosure

Orbital communicates material financial information to its investors using press releases, SEC filings, its investor relations website, public conference calls and webcasts.  From time to time, Orbital communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook.  It is possible that the information disclosed through such social media channels could be deemed to be material.  Therefore, we encourage investors, the media, and others interested in Orbital to review the information we disclose through Twitter at https://twitter.com/OrbitalSciences and on Facebook at https://facebook.com/OrbitalSciencesCorp.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company's primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; missile defense systems that are used as interceptor and target vehicles; and advanced flight systems for atmospheric and space missions.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

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Orbital Announces First Quarter 2014 Financial Results

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words "anticipate," "forecast," "expect," "believe," "should," "will," "intend," "plan" and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as recoverability of insurance proceeds, continued government support and funding for key space and defense programs, new product development programs, the availability of key product components, such as our Antares engines, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks and income tax rates, as well as other risk factors and business considerations described in the company's SEC filings, including its annual report on Form 10-K, may materially impact Orbital's actual financial  and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital's website at http://www.orbital.com/Investor.

Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

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Orbital Announces First Quarter 2014 Financial Results

ORBITAL SCIENCES CORPORATION
Consolidated Income Statements
(in thousands, except per share data)

	First Quarter
	2014	2013

Revenues	$323,285	$334,813
Cost of revenues	268,863	246,386
Research and development expenses	6,865	32,133
Selling, general and administrative expenses	24,574	25,187
Income from operations	22,983	31,107
Interest expense	(1,101)	(1,110)
Other	(120)	566
Income before income taxes	21,762	30,563
Income tax provision	(7,950)	(10,961)
Net income	$13,812	$19,602

Basic income per share	$0.23	$0.33
Diluted income per share	0.23	0.33

Shares used in computing basic income per share	60,544	59,776
Shares used in computing diluted income per share	60,930	60,061

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Orbital Announces First Quarter 2014 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	First Quarter
	2014	2013
Revenues:
Launch Vehicles	$137.2	$134.3
Satellites and Space Systems	82.8	100.8
Advanced Space Programs	107.3	113.3
Eliminations	(4.0)	(13.6)
Total revenues	$323.3	$334.8

Income from operations:
Launch Vehicles	$11.7	$12.0
Satellites and Space Systems	3.3	10.9
Advanced Space Programs	8.0	8.2
Total income from operations	$23.0	$31.1

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Orbital Announces First Quarter 2014 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2014	2013
Assets
Cash	$350,800	$265,837
Receivables	453,885	583,518
Inventories	52,081	61,675
Deferred income taxes, net	31,237	30,154
Other current assets	21,984	9,889
Total current assets	909,987	951,073
Property, plant and equipment, net	236,947	246,060
Goodwill	71,260	71,260
Other non-current assets	15,637	16,368
Total assets	$1,233,831	$1,284,761

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$218,918	$281,631
Deferred revenues and customer advances	17,341	21,250
Current portion of long-term debt	7,500	8,236
Total current liabilities	243,759	311,117
Long-term debt	133,125	135,000
Deferred income taxes, net	17,307	26,611
Other non-current liabilities	27,585	16,732
Total stockholders' equity	812,055	795,301
Total liabilities and stockholders' equity	$1,233,831	$1,284,761

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Orbital Announces First Quarter 2014 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	First Quarter
	2014	2013

Net income	$13,812	$19,602
Depreciation and amortization	10,471	9,824
Deferred income taxes	796	7,073
Changes in assets and liabilities	59,460	(63,584)
Other	932	1,270
Net cash provided by (used in) operating activities	85,471	(25,815)
Capital expenditures	(8,443)	(8,397)
Proceeds from disposition of property	10,000	-
Net cash provided by (used in) investing activities	1,557	(8,397)
Principal payments on long-term debt	(2,611)	(1,875)
Net proceeds from issuance of common stock and other	546	3,147
Net cash (used in) provided by financing activities	(2,065)	1,272
Net increase (decrease) in cash	84,963	(32,940)
Cash, beginning of period	265,837	232,324
Cash, end of period	$350,800	$199,384

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